Exhibit 99.1

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (“Agreement”) is entered into this 27th day January of 2016, to be effective as of 1st January 2015 (“Effective Date”), between Entertainment Gaming Asia Inc. (“Company” or “EGT”), and Melco Services Limited, a British Virgin Islands corporation (“Melco”) (each a “Party” and together the “Parties”).

R E C I T A L

(A)	EGT is an indirect majority-owned subsidiary of Melco International Development Limited (“Melco International”). Melco is a wholly-owned subsidiary of Melco International.

(B)	EGT wishes to receive from Melco, and Melco wishes to provide EGT with certain defined management and administrative services on the terms and subject to the conditions set forth below.

A G R E E M E N T

THEREFORE, EGT and Melco agree as follows:

1.           Engagement. EGT hereby appoints Melco to provide the management and administrative services as described in the attached Schedule hereof (the “Services”) to EGT and its subsidiaries (the “Group”) on the terms and conditions hereinafter set forth and Melco hereby accepts the appointment and agrees during the terms of this Agreement, to render its non-exclusive services to the Group and to assume the obligations herein set forth for the compensation herein provided. Melco shall procure Melco’s personnel to provide to the Group the Services as more particularly described in the Schedule hereof.

2.           Duties.

2.1          General.

In relation to the provision of the Services, Melco shall be responsible for the salaries and other remuneration payments for engaging Melco’s personnel. In addition, Melco must ensure Melco’s personnel are competent and experienced in the type of work they are undertaking and possess the necessary qualifications for the purposes of or incidental to the execution of the Services. Without prejudice to the generality of the foregoing provision, Melco shall take all reasonable steps to ensure that when performing the Services, Melco’s personnel will:

(i)	comply with the provisions of all applicable laws, rules and regulations;

(ii)	comply with the provisions of this Agreement, in particular;

(iii)	perform their duties with due care, skill and diligence; and

(iv)	comply with all reasonable requests and instructions of EGT, including requests and instructions of the audit committee (the “Audit Committee”) of the board of directors of EGT.

In consideration of the Services rendered by Melco (via Melco’s personnel) hereunder for the period from 1st January, 2015 to 31st December, 2015, EGT shall pay to Melco a fee of ONE MILLION SIX HUNDRED THOUSAND HONG KONG DOLLARS (HKD1.6 million) (the “2015 Fee”) within fourteen (14) days after signing of this Agreement by the Parties. For Services rendered after the end of the year 2015, the fee payable by EGT to Melco for each year (the “Services Fee”) shall be reviewed annually before 20th of March of the relevant year, and shall, unless otherwise agreed between EGT and Melco by such time, be ONE MILLION EIGHT HUNDRED THOUSAND HONG KONG DOLLARS (HKD1.8 million). Where agreement is reached on a different amount, the Service Fee for the relevant year shall be in the agreed amount. The Parties acknowledge that the 2015 Fee and Services Fee are calculated on a fair and equitable basis with reference to the estimated amount of time used by Melco’s personnel in providing the Services and Melco’s estimated costs in relation to Melco’s personnel including without limitation, staff payroll, rental expense, overheads and disbursements. The Services Fee for each year after the end of the year 2015 shall be paid in 4 equal instalments each year by EGT to Melco for services rendered in the relevant year with each instalment to be paid no later than one week before each quarter end of the year. In case the Services or any part thereof are required to be performed by Melco’s personnel outside Hong Kong, on top of the Services Fee, EGT shall reimburse to Melco all out-of-pocket expenses incurred by Melco during any overseas business trips solely for the provision of the Services hereunder (provided that such business trips are approved by EGT in advance (such approval not to be unreasonably withheld or delayed) and provided further that the same fares and charges are not being paid or undertaken to be paid by EGT in advance or otherwise, against invoices submitted by Melco.

2.2          Control. To the extent Melco’s provision of the Services relate to or impact on, directly or indirectly, EGT’s financial reporting obligations under the U.S federal securities laws or the regulations of the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, Rule 13a-15 under the Securities Exchange Act of 1934 and Regulation S-X (collectively, the “Financial Reporting Requirements”), Melco shall comply with all requests and instructions of the Audit Committee.

2.3          No Agency. In connection with any and all agreements and transactions involving EGT hereunder, Melco acknowledges that it is not an agent or representative of EGT and has no authority to speak, act or negotiate on EGT’s behalf, except for such authorizations as may be expressly provided by EGT in writing.

3.             Conflict of Interest. Melco and its affiliates are involved in a wide range of business activities out of which conflicting interests or duties may arise. Melco is entitled to reject EGT’s request to designate a specific person if rendering service by the specific person to EGT will potentially cause any conflict of interest.

4.             Term and Termination. This Agreement shall continue until either Party terminates this Agreement, for any reason, upon 30 days’ prior written notice to the other.

5.             Indemnification. EGT agrees to indemnify and hold harmless each of Melco, its corporate affiliates and their respective equity holders, officers, directors, employees, agents, advisors, representatives and subcontractors (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against any and all losses, claims, damages, liabilities, penalties, obligations, demands, costs and expenses, including reasonable costs for counsel or others in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing the Agreement (including these indemnity provisions), as and when incurred (collectively, “Losses”), caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties’ acceptance of or the performance or nonperformance of their obligations under the Agreement or the aforesaid termination under Section 4; provided, however, EGT shall have no obligation to indemnify or hold harmless any Indemnified Party for (i) any Losses that are primarily the result or caused by the gross negligence or willful misconduct of Melco or an Indemnified Party or (ii) any settlement entered into by an Indemnified Party without EGT’s prior written consent which shall not be unreasonably withheld, conditioned or delayed.

6.             Confidentially. Neither party will use, copy, adapt, alter or part with possession of any information of the other which is disclosed or otherwise comes into its possession under or in relation to this Agreement and which is of a confidential nature. This obligation will not apply to information which the recipient can prove was in its possession at the date it was received or obtained or which the recipient obtains from some other person with good legal title to it or which is in or comes into the public domain otherwise than through the default or negligence of the recipient or which is independently developed by or for the recipient.

7.             Governing Law; Venue. This Agreement shall be governed by and construed under the law of Hong Kong, disregarding any principles of conflicts of law that would otherwise provide for the application of the substantive law of another jurisdiction. The Parties each hereby irrevocably submits to the jurisdiction and venue of the courts of Hong Kong and agrees not to object to the jurisdiction of a Hong Kong court because it is an inconvenient forum. In the event a dispute, claim or controversy arises between the parties relating to the validity, interpretation, performance, termination or breach of this Agreement, (collectively, a "Dispute"), the Parties agree to hold a meeting regarding the Dispute, attended by individuals with decision-making authority, to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. If, within thirty (30) days after such meeting or after good faith attempts to schedule such a meeting have failed, the Parties have not succeeded in negotiating a resolution of the Dispute; the Dispute shall be resolved through legal proceedings.

8.             Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties hereto and no right or liability or obligation arising hereunder may be assigned by any Party hereto; provided, however, both Parties shall not be allowed to assign its duties under this Agreement.

9.             Miscellaneous. This Agreement contains the entire agreement between Melco and EGT and correctly sets forth the rights and duties of each of the Parties to each other as of this date. This Agreement may not be modified, altered or changed in any manner whatsoever, except by a written agreement signed by both of the Parties hereto. This Agreement may be executed in two or more counterparts, each signed by one of the Parties and all of said counterparts together shall constitute one and the same instrument. The Parties agree that facsimile signatures may be relied upon by each of the Parties hereto as original signatures.

IN WITNESS WHEREOF, the Parties have executed this Agreement, the date first above written.

“Company”

Entertainment Gaming Asia Inc.,
a Nevada corporation

By:	/s/ Clarence Chung
Clarence Chung,
President and Chief Executive Officer

“Melco”

Melco Services Limited,
a British Virgin Islands corporation

By:	/s/ Frank Tsui
Frank Tsui
Director

SCHEDULE

SCOPE OF MANAGEMENT AND ADMINISTRATIVE SERVICES

Melco will provide the following services to the Company:

1)	Office secretary support for CEO;

2)	Internal Audit services for EGT as requested and/or approved by the EGT Audit Committee from time to time;

3)	Office facilities for CEO, Internal Audit and other departments as and when needed, and Company meetings, including meetings of the board and its committees; and

4)	Ad hoc advice on finance, accounting, legal and human resources together with general administration needs as requested.